Form 10-K405, Exhibit 13
period 1997-12-31
QUESTECH INC
filed 1998-03-06
CIK 737033

                                                              Exhibit 13














                                 ANNUAL REPORT ON FORM 10-K

                            ITEM 14 (a) (1), (2), (3), (10), (11)

               LIST OF FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

                                      CERTAIN EXHIBITS

                                FINANCIAL STATEMENT SCHEDULES

                                 YEAR ENDED DECEMBER 31, 1997



                                         QuesTech, Inc.
                                      FALLS CHURCH, VIRGINIA

    QuesTech, Inc. and Subsidiaries
CONSOLIDATED FINANCIAL STATEMENTS
      AND REPORT OF INDEPENDENT
    CERTIFIED PUBLIC ACCOUNTANTS
December 31, 1997, 1996 and 1995

                                C O N T E N T S

                                                                         PAGE
                                                                         ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                         3

CONSOLIDATED FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS-- DECEMBER 31, 1997
       AND 1996                                                            4

     CONSOLIDATED STATEMENTS OF EARNINGS--YEARS ENDED
       DECEMBER 31, 1997, 1996 AND 1995                                    6

     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY -YEARS
       ENDED DECEMBER 31, 1997, 1996 AND 1995                              7

     CONSOLIDATED STATEMENTS OF CASH FLOWS--YEARS ENDED
       DECEMBER 31, 1997, 1996 AND 1995                                    9

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                          11-42


SUPPLEMENTAL INFORMATION

     SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS                        44


                                                              [Letterhead]


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Stockholders
QuesTech, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of QuesTech, Inc. (a Virginia corporation), and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of QuesTech, Inc., and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

We have also audited Schedule II as of December 31, 1997, and for each of the three years in the period then ended. In our opinion, this schedule presents fairly the information required to be set forth therein.



                                                     /s/GRANT THORNTON LLP

Vienna, Virginia
February 6, 1998

                         QuesTech, Inc. and Subsidiaries

                        CONSOLIDATED BALANCE SHEETS
                                 December 31,

                                     ASSETS

                                                               1997                  1996
                                                            ----------           -------------

 CURRENT ASSETS

  Cash and cash equivalents.........................        $  108,500           $      54,300

  Accounts receivable

     Trade..........................................         12,134,800              9,030,900
     Income taxes and other.........................            867,200                594,500

  Inventories.......................................             69,200                170,400
  Prepaid expenses and other........................            165,300                350,200
  Deferred income taxes.............................            239,500                900,300
                                                           ------------          -------------

     Total current assets...........................         13,584,500             11,100,600

EQUIPMENT AND LEASEHOLD IMPROVEMENTS--at
  cost less accumulated depreciation and
  amortization.......................................         5,434,400              4,952,600

GOODWILL, less accumulated amortization of
  $1,726,200 and $1,571,600, respectively............         1,210,400              1,365,000

DEFERRED INCOME TAXES, net of valuation
  allowance of $262,000..............................          1,369,900             1,315,600

OTHER ASSETS.........................................          2,369,600             1,884,300
                                                            -------------        -------------

TOTAL ASSETS.........................................       $ 23,968,800         $  20,618,100
                                                            -------------        -------------
                                                            -------------        -------------


        The accompanying notes are an integral part of these statements.

                          QuesTech, Inc. and Subsidiaries

                             CONSOLIDATED BALANCE SHEETS
                                   December 31,

                        LIABILITIES AND STOCKHOLDERS' EQUITY



                                                                 1997                     1996
                                                             -------------            ------------
CURRENT LIABILITIES

  Line of credit.....................................        $   3,919,800            $  1,227,400
  Current maturities of long-term
    obligations......................................              511,900                 374,000
Accounts payable.....................................            2,195,400               1,940,300
Accrued liabilities and deferred
  credits............................................            5,095,800               5,627,300
                                                             -------------            ------------
      Total current liabilities......................           11,722,900               9,169,000
LONG-TERM OBLIGATIONS, net of current
  maturities.........................................            1,527,800               1,721,800
INDEBTEDNESS TO RELATED PARTIES......................            1,542,900               1,417,100
ACCRUED POSTRETIREMENT BENEFIT COST..................            1,577,000               1,267,300
OTHER LONG TERM OBLIGATIONS..........................              894,300               1,010,500
                                                             -------------            ------------
        Total liabilities............................           17,264,900              14,585,700
                                                             -------------            ------------

COMMITMENTS AND CONTINGENCIES........................
STOCKHOLDERS' EQUITY

Common stock--  authorized 3,000,000 shares
   of $.05 par value, issued 1,657,304 and
   1,649,904 shares, outstanding 1,618,557
   and 1,610,857 and at December 31, 1997 and
   1996, respectively.................................              82,800                  82,500
  Additional paid in capital..........................           2,878,300               2,835,600
  Retained earnings...................................           4,297,900               3,652,000
  Less:  Treasury Stock at cost.......................            (210,500)               (193,100)
  Due from SECT.......................................            (344,600)               (344,600)
                                                             -------------            ------------
        Total stockholders' equity....................           6,703,900               6,032,400
                                                             -------------            ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............         $23,968,800             $20,618,100
                                                             -------------            ------------
                                                             -------------            ------------


The accompanying notes are an integral part of these statements.

                          QuesTech, Inc. and Subsidiaries

                             CONSOLIDATED BALANCE SHEETS
                                   December 31,

                        LIABILITIES AND STOCKHOLDERS' EQUITY




                                                                  1997                1996                 1995
                                                             -------------       -------------        -------------
Revenues..............................................       $  78,476,100       $  72,370,100        $  57,951,200
Operating expenses
  Salaries, wages and
     employee benefits................................          41,538,000          34,594,600           28,269,100
  Other operating expenses............................          35,167,800          36,192,700           27,653,800
                                                             -------------       -------------        -------------
Total Operating Expenses..............................          76,705,800          70,787,300           55,922,900
                                                             -------------       -------------        -------------

    Income from operations............................           1,770,300           1,582,800            2,028,300

Other expense
  Interest expense....................................            (719,800)           (578,300)            (395,800)
  Charges arising from settlements
    of litigation.....................................                --                  --               (722,100)
                                                             -------------       -------------        -------------
    Earnings before income taxes......................           1,050,500           1,004,500              910,400

Provision for income taxes............................            (404,600)           (186,200)            (390,300)
                                                             -------------       -------------        -------------
       NET EARNINGS...................................       $     645,900      $      818,300       $      520,100
                                                             -------------       -------------        -------------
                                                             -------------       -------------        -------------

Weighted average number of common
  shares outstanding:

    Basic...............................................         1,439,193           1,395,397            1,349,331
                                                             -------------       -------------        -------------
    Diluted.............................................         1,521,755           1,517,521            1,540,318
                                                             -------------       -------------        -------------
                                                             -------------       -------------        -------------

Earnings per share:

Basic...................................................     $         .45       $         .59       $         .39
                                                             -------------       -------------        -------------
                                                             -------------       -------------        -------------

Diluted.................................................     $         .42       $         .54       $         .34
                                                             -------------       -------------        -------------
                                                             -------------       -------------        -------------


The accompanying notes are an integral part of these statements.

                        QuesTech, Inc. and Subsidiaries

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                          Year ended December 31,

                                                             1997          1996          1995
                                                         ------------  ------------  ------------
Common Stock:
  Beginning balance....................................  $    82,500   $    78,900   $    78,900
  Exercise of options..................................          300         3,600          --
                                                         ------------  ------------  ------------
  Ending balance.......................................       82,800        82,500        78,900
                                                         ------------  ------------  ------------
                                                         ------------  ------------  ------------
  Additional paid in capital:
    Beginning balance..................................    2,835,600     2,720,100     2,722,700
    Exercise of options................................       42,700        85,500        (2,600)
    Tax benefit associated with exercise of options....         --          30,000          --
                                                         ------------  ------------  ------------
    Ending balance.....................................    2,878,300     2,835,600     2,720,100
                                                         ------------  ------------  ------------
                                                         ------------  ------------  ------------
Retained Earnings:
  Beginning balance....................................    3,652,000     2,833,700     2,313,600
  Net Earnings.........................................      645,900       818,300       520,100
                                                         ------------  ------------  ------------
  Ending balance.......................................    4,297,900     3,652,000     2,833,700
                                                         ------------  ------------  ------------
                                                         ------------  ------------  ------------
Treasury Shares:
  Beginning balance....................................     (193,100)     (227,300)      (30,000)
  Purchase of shares...................................      (17,400)         --        (197,300)
  Exercise of options..................................         --          34,200          --
                                                         ------------  ------------  ------------
  Ending balance.......................................     (210,500)     (193,100)     (227,300)
                                                         ------------  ------------  ------------
                                                         ------------  ------------  ------------
Due from SECT:
  Beginning balance....................................     (344,600)     (357,600)     (432,500)
  Exercise of options..................................        --           13,000        74,900
                                                         ------------  ------------  ------------
  Ending balance.......................................     (344,600)     (344,600)     (357,600)
                                                         ------------  ------------  ------------
                                                         ------------  ------------  ------------
Total Stockholders' Equity.............................  $ 6,703,900   $ 6,032,400   $ 5,047,800
                                                         ------------  ------------  ------------
                                                         ------------  ------------  ------------


                        QuesTech, Inc. and Subsidiaries

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                          Year ended December 31,

                                                             1997          1996          1995
                                                         ------------  ------------  ------------
Shares of Common stock authorized......................    3,000,000     3,000,000     3,000,000
                                                         ------------  ------------  ------------
                                                         ------------  ------------  ------------
Shares of Common stock issued:
  Beginning balance....................................    1,649,904     1,578,000     1,578,000
  Exercise of options..................................        7,400        71,904          --
                                                         ------------  ------------  ------------
  Ending balance.......................................    1,657,304     1,649,904     1,578,000
                                                         ------------  ------------  ------------
                                                         ------------  ------------  ------------
Shares of Treasury stock:
  Beginning balance....................................       39,047        41,539        10,000
  Acquisition (Reissue) of Treasury stock..............         (300)       (2,492)       31,539
                                                         ------------  ------------  ------------
  Ending balance.......................................       38,747        39,047        41,539
                                                         ------------  ------------  ------------
                                                         ------------  ------------  ------------
Shares held by the SECT:
  Beginning balance....................................      176,131       183,392       221,792
  Release of Shares....................................         --          (7,261)      (38,400)
                                                         ------------  ------------  ------------
  Ending balance.......................................      176,131       176,131       183,392
                                                         ------------  ------------  ------------
                                                         ------------  ------------  ------------


       The accompanying notes are an integral part of these statements.

                        QuesTech, Inc. and Subsidiaries

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            Year ended December 31,

                                                             1997          1996          1995
                                                         ------------  ------------  ------------
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities:
  Net earnings.........................................  $   645,900   $   818,300   $   520,100
Adjustments to reconcile net earnings to net cash
 from operating activities:
  Depreciation and Amortization........................    1,176,900       940,900       677,300
  Reserve for unrecovered contract costs and
   doubtful accounts...................................         --         337,500       185,000
  Increase in fund values of nonqualifying plan
   assets..............................................     (244,600)     (234,900)     (197,200)
  Changes in assets and liabilities:
    Accounts receivable................................   (3,376,600)   (1,267,000)      689,500
    Inventories........................................      101,200       (88,900)      (81,500)
    Prepaid expenses and other assets..................      (58,300)       56,000       194,500
    Accounts payable and accrued expenses..............     (193,100)      464,500      (175,400)
    Income taxes payable...............................        --          (45,200)      (74,700)
    Deferred taxes payable.............................      606,500      (246,500)     (195,700)
    Indebtedness to related parties and other
     long-term obligations.............................      181,000       114,300       559,100
  Accrued postretirement benefits......................      309,700       106,300       184,200
                                                         ------------  ------------  ------------
      Net cash (used in) provided by operating
       activities......................................     (851,400)      955,300     2,285,200
                                                         ------------  ------------  ------------


                        QuesTech, Inc. and Subsidiaries

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            Year ended December 31,

                                                             1997          1996          1995
                                                         ------------  ------------  ------------
Cash flows from investing activities:
  Capital expenditures.................................  $(1,501,600)  $(3,815,500)  $(2,019,900)
                                                         ------------  ------------  ------------
      Net cash used in investing activities............   (1,501,600)   (3,815,500)   (2,019,900)
Cash flows from financing activities:
  Borrowings on line of credit.........................    2,692,400       833,300       139,900
  Cash proceeds from exercise of stock options.........       25,600       166,300        51,700
  Proceeds from lease financing........................         --       2,041,900          --
  Repayment of long-term debt..........................     (194,000)     (131,800)      (51,100)
  Repayment of indebtedness to related parties.........         (600)      (58,600)     (242,300)
  Repayment of other long-term debt....................     (116,200)     (114,900)      (70,400)
  Purchase of Treasury Stock...........................         --            --        (176,700)
                                                         ------------  ------------  ------------
    Net cash provided by (used in) financing
     activities........................................    2,407,200     2,736,200      (348,900)
                                                         ------------  ------------  ------------
Net increase (decrease) in cash........................       54,200      (124,000)      (83,600)
Cash, beginning of period..............................       54,300       178,300       261,900
                                                         ------------  ------------  ------------
Cash, end of period....................................  $   108,500   $    54,300   $   178,300
                                                         ------------  ------------  ------------
                                                         ------------  ------------  ------------
Cash payments for:
  Interest.............................................  $   540,600   $   355,900   $   147,300
  Income taxes.........................................  $   250,300   $   916,400   $   671,200

  The accompanying notes are an integral part of these financial statements.

                        Questech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995

NOTE A--SUMMARY OF ACCOUNTING POLICIES

1. Nature of Operations.

The company performs a broad range of high technology services for industry and agencies of the United States Department of Defense ("DOD") and the national security community. These services are provided through two business units, revenues from government contracts account for 99% of the Company's revenues. A third subsidiary, Questech Packaging, Inc. ("QTPI") is in the business of manufacturing plastic containers.

2. Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Principles of Consolidation

The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions have been eliminated in consolidation.

4. Income Recognition

The Company provides services, primarily for the United States Government, under three types of contracts: cost-reimbursement, fixed price and time-and-materials. Substantially all of the Company's revenue is derived from these contracts. Approximately 40% of the Company's consolidated revenues during each of the last three years was generated by a major contract with the Department of the Army. Income is recognized for cost-reimbursement and fixed-price type contracts using the percentage-of-completion method based on costs incurred; for time-and-materials contracts, income is based on contractually defined billing rates applied to services performed and materials delivered. Anticipated losses on contracts are recognized as soon as they become known.

                        Questech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995

NOTE A--SUMMARY OF ACCOUNTING POLICIES--Continued


Certain of the Company's contracts include provisions permitting the government to withhold a defined amount or percentage of a contract price until certain conditions have been satisfactorily met. These conditions primarily relate to uncompleted indirect cost rate negotiations and substantial completion of contract performance. The inclusion of these amounts in income is consistent with the revenue recognition policy stated above. The inclusion of the retainages and costs subject to audit in income is consistent with common industry practice.

A portion of the Company's revenues related to performance on certain cost-reimbursement type contracts is subject to audit by the United States Defense Contract Audit Agency (DCAA). Such contract audits have been completed through December 31, 1995 for QTRD and December 31, 1991 for QTSC. DCAA audits of contract costs for the government contract segment of QTSC for fiscal years 1992 through 1995 are expected to be completed during 1998. Contract revenue has been recorded in amounts that are expected to be realized upon final settlement.


5. Operating Expenses

Operating expenses presented in the accompanying statements of operations reflect the allocation of overhead and general and administrative expenses.

6. Statement of Cash Flows

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

7. Inventories

Inventories consist principally of raw materials and certain finished goods and are stated at the lower of cost or market. Cost is determined principally under the average cost method.

                        Questech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995

NOTE A--SUMMARY OF ACCOUNTING POLICIES--Continued

8. Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

o Cash and cash equivalents, accounts receivable, accounts payable, line of credit, and other accrued liabilities--The carrying amounts approximate fair value because of the short maturity of these instruments. The Company's receivables arise primarily in connection with its performance on government contracts and therefore have negligible credit risk.

o Cash Values of Insurance Policies--The fair value is based on the cash values accumulated in these policies, net of borrowings. Surrender charges are not reflected in the fair value amount unless cash withdrawals or loans are made against these policies.

o Letter of credit--The fair value is based on the estimated cost to terminate or otherwise settle these obligations with the counter-parties.

Following is a summary of the estimated fair value at December 31, 1997, of the Company's financial instruments other than those on which the carrying amount approximates fair value.

                                                                  Carrying        Fair
                                                                   Amount        Value
                                                                ------------  ------------
Cash values of Insurance policies                               $  1,697,800  $  1,697,800
Letter of credit                                                     --       $    250,000

The letter of credit, which was outstanding at December 31, 1997 was released on February 5, 1998.

                        Questech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995

NOTE A--SUMMARY OF ACCOUNTING POLICIES--Continued

9. Property, Plant and Equipment and Related Depreciation

Property, plant and equipment are recorded at cost. Cost includes expenditures for major improvements and replacements and the net amount of interest cost associated with significant capital additions. Construction in progress costs and specialized manufacturing equipment in service are stated at the lower of cost or fair value, based on expected future cash flows from the capital investment. During 1997 and 1996, interest cost associated with construction in progress was expensed due to immaterial amounts. The cost of properties held under capital leases is equal to the lower of the net present value of the minimum lease payments or the fair value of the leased property at the inception of the lease.

Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives (generally five to ten years), using both the straight-line and declining-balance methods. Amortization of computer software developed for internal use is over five years, based on a double-declining balance method. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is the shorter period. Amortization of capitalized leased assets is included with depreciation expense.

In accordance with SFAS 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of," long-lived assets and certain intangibles, including goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. The Company has determined that no impairment loss need be recognized for applicable assets of continuing operations.

10. Goodwill

The excess of the acquisition costs over the fair value of the net assets of the businesses acquired is being amortized on a straight-line basis over periods ranging from 19 to 20 years.

                        Questech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995

NOTE A--SUMMARY OF ACCOUNTING POLICIES--Continued

The Company regularly performs a reassessment of the continuing value of the acquired goodwill associated with the acquisitions. To the extent that the future cash flows based on the contracts' expected operating profits will exceed the carrying cost of the asset, an impairment loss is not recognized. Contract termination or non-renewal of the contract are events or changes in circumstances that indicate that the carrying amount of the goodwill asset may not be recoverable, thereby requiring the recognition of an impairment loss at that time.

11. Accounting for Postretirement Benefits

The Company applies the provisions of SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and has elected to recognize the transition obligation on a delayed recognition basis. The transition obligation represents the unfunded portion of the accrued postretirement benefit obligation (the "APBO") as of the transition date less any accrued postretirement benefit cost. The accrued postretirement benefit cost as of the balance sheet date reflects the net periodic cost attributed to the current year, net of benefit payments, plus the accrued amount as of the beginning of the year. The cost measurement principles and required disclosures of SFAS 106 are applied separately to each identifiable postretirement benefit plan. The accrued postretirement benefit cost obligation is reported as an aggregate amount in the financial statements.

12. Accounting for Post-Employment Benefits

The Company periodically re-evaluates its projected obligations under post-employment agreements when the subject officers receive compensation increases during their years of active employment. The projected cost of additional compensation payable during the post-employment years is discounted at present value and charged to operations. Periodic increases in the balances due each of the officers also reflect the accrued interest on the discounted cost of the liability.

                        Questech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995

NOTE A--SUMMARY OF ACCOUNTING POLICIES--Continued

13. Accounting for Stock-based Compensation

As permitted by SFAS 123, "Accounting for Stock-based Compensation," the Company uses the intrinsic value based method, as prescribed by Opinion 25, that measures compensation cost only to the extent that the option price is lower than the quoted market price of the stock at the date of the award. Pro forma disclosures of net income, and earnings per share are presented in Note I as if the fair value based method of accounting defined in SFAS 123 had been applied.

14. Earnings per share

In 1997 the Financial Accounting Standards Board issued Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share." This Statement replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to Opinion 15. In complying with the requirements of SFAS No. 128, the Company has restated all prior period EPS data.

For purposes of computing the diluted EPS, the Company has dilutive stock options as share equivalents using the treasury stock method. At December 31, 1997 and 1996, the Company's Stock Employee Compensation Trust (SECT), held 176,131 shares. These SECT shares have been excluded from the base of the EPS calculations since they have not been allocated to individuals.

                        Questech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995

NOTE A--SUMMARY OF ACCOUNTING POLICIES--Continued

    The following table reconciles basic and diluted EPS:

                                             Year Ended December 31
                                             ----------------------------------
                                               1997        1996        1995
                                             ----------  ----------  ----------
Numerator
Net income                                   $  645,900  $  818,300  $  520,100
                                             ----------  ----------  ----------
                                             ----------  ----------  ----------
Denominator
Denominator for basic EPS-weighted
  average shares                              1,439,193   1,395,397   1,349,331
Effect of Dilutive Securities
  Stock options                            (1)   82,562     122,124     190,987
                                             ----------  ----------  ----------
Denominator for diluted EPS                   1,521,755   1,517,521   1,540,318
                                             ----------  ----------  ----------
                                             ----------  ----------  ----------

(1) Options to purchase 42,000 shares of common stock at prices ranging from $7.50-$7.70 per share were outstanding during the second half of 1997 but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

15. New Accounting Standards

Reporting Comprehensive Income

The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 does not require a specific format for that

                        Questech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995

NOTE A--SUMMARY OF ACCOUNTING POLICIES--Continued


financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. The Statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company will comply with the disclosure requirements of SFAS 130 in fiscal year 1998.

Disclosures about Segments of an Enterprise and Related Information

The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information," effective for periods beginning after December 15, 1997. This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers.

This Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. This Statement requires that a public business enterprise reports a measure of segment profit or loss, certain specific revenue and expense items, and segment assets and certain other related information; information about the revenues derived from the enterprise's products or services (or groups of similar products and services), about the countries in which the enterprise earns revenues and holds assets, and about major customers regardless of whether that information is used in making operating decisions.

                        Questech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995

NOTE A--SUMMARY OF ACCOUNTING POLICIES--Continued

However, this Statement does not require an enterprise to report information that is not prepared for internal use if reporting it would be impracticable. The Company will comply with the disclosure requirements of SFAS 131 in fiscal year 1998.

NOTE B--COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

                                                                December 31
                                                       ----------------------------
                                                             1997           1996
                                                       -------------  -------------
Accounts receivable
  Current
    U.S. Government
      Billed                                           $   8,393,900  $   9,403,800
      Unbilled (including retentions
        and indirect cost rate
        variances of $1,392,300 and
        $382,700 in 1997 and
        $1,197,000 and $82,400
        in 1996, respectively)                            5,225,200      1,739,900
                                                      -------------  -------------
                                                         13,619,100     11,143,700
    Less reserve for unrecoverable
      contract costs and doubtful
      accounts                                           (1,484,300)    (2,112,800)
                                                      -------------  -------------
                                                      $  12,134,800  $   9,030,900
                                                      -------------  -------------
                                                      -------------  -------------

Of the December 31, 1997 billed and unbilled amounts, approximately $10 million is expected to be collected in 1998 and the remainder in subsequent years.

                        Questech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995

NOTE B--COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS--Continued

                                                            DECEMBER 31
                                                   ----------------------------
                                                        1997           1996
                                                   -------------  -------------
Equipment and leasehold improvements
  Furniture and fixtures                           $   2,858,600  $   2,811,300
  Machinery and equipment                              3,975,900      3,486,300
  Computer software                                      994,900      2,053,300
  Equipment held under capital lease                     586,600        312,600
  Construction in progress                             2,333,700      2,351,400
  Leasehold improvements                                 982,900        905,300
                                                   -------------  -------------
                                                      11,732,600     11,920,200
  Less accumulated depreciation and
    amortization                                      (6,298,200)    (6,967,600)
                                                   -------------  -------------
                                                   $   5,434,400  $   4,952,600
                                                   -------------  -------------
                                                                                     -------------  -------------

Included in machinery and equipment, and construction in progress above is equipment with a carrying value of approximately $4.0 million which is to be used in the Company's plastics manufacturing business. These carrying values are based upon the Company's plans and intentions to expand its business in this area by attracting new customers for various applications of its patented container forming technology. If future economic conditions result in changes in management's plans or intentions, the carrying values of the affected assets will be reviewed and adjustments, if necessary, will be made.

Computer software consists primarily of costs associated with development of software for internal use by the Company in its accounting and finance function and its wide area network. Included in the amount capitalized is approximately $575,000 in internal labor costs.

As of December 31, 1997, the aggregate net book value of leased office equipment and certain leased assets included in construction in progress was $2.3 million.

                        Questech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995

NOTE B--COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS--Continued

                                                                 DECEMBER 31
                                                          --------------------------
                                                              1997          1996
                                                          ------------  ------------
Other assets
  Cash value of life insurance
    policies                                            $  1,697,800  $  1,453,200
  Patents less accumulated amortization
    of $99,200 and $82,700, respectively                     216,000       224,200
  Investment in a limited partnership                         87,600        87,600
  Deposits                                                    77,000        67,700
  Other                                                      291,200        51,600
                                                          ------------  ------------
                                                        $  2,369,600  $  1,884,300
                                                          ------------  ------------
                                                          ------------  ------------

Other assets include cash values of corporate-owned participating life insurance policies which the Company purchased as a means of investing salary deferrals of the employees covered under the Officers and Managers' Deferred Compensation Plan.

The Company expects to hold the related life insurance policies through terms varying between 10 to 20 years. Earlier surrender of these policies could cost the Company approximately $382,200 pre-tax, as a result of surrender charges. See also Note A8.

Accounts Payable

During 1997 and 1996, included in accounts payable are $1,913,400 and $1,879,900, resulting principally from the Company's use of zero balance bank accounts where funds are transferred to these accounts from the Company's line of credit when disbursements are presented for payment.

                        Questech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995

NOTE B--COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS--Continued

                                                                  December 31
                                                         --------------------------
                                                              1997          1996
                                                         ------------  ------------
Accrued liabilities and Deferred credits
  Accrued compensation and withholdings                  $  1,821,200  $  1,924,900
  Accrued vacation                                          1,404,200     1,334,400
  Amounts owed to certain subcontractors
    and suppliers                                           1,093,400     1,324,300
  Accrued legal expenses and commitments                      --            505,600
  Amounts due to related parties                              428,700       373,500
  Other                                                       348,300       164,600
                                                         ------------  ------------
Total accrued liabilities and deferred credits           $  5,095,800  $  5,627,300
                                                         ------------  ------------
                                                         ------------  ------------


NOTE C--LINE OF CREDIT

At December 31, 1997, the Company's remaining available line of credit (LOC) through First Union Bank (formerly Signet Bank of Virginia) was $2.1 million. The underlying credit agreement permits borrowings up to $6.0 million. The Company has the option of paying interest on the principal amount of the prime rate or at LIBOR (London Interbank Offered Rate) plus 2.70%. The Company's borrowing rate at December 31, 1997 was 8.5% which was the prime rate. All borrowings are secured by a first lien security interest in all receivable accounts, contract rights, chattel paper, instruments, general intangibles, equipment, inventory, and documents now owned and hereafter acquired by the Company. The Company was in compliance with various financial covenants, which require the maintenance of a maximum debt-to-net worth ratio of 5 to 1 and a minimum tangible net worth of $3.0 million.

In addition to its revolving credit agreement, the Company has at its disposal a $750,000 term loan facility which expires on March 31, 1998. As of December 31, 1997, the Company had not borrowed any amounts on this facility. The proceeds of the term loan are intended for the purchase of houses of employees relocated by the Company. The entire principal amount

                        Questech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995

NOTE C--LINE OF CREDIT--Continued

of each term loan shall be due on the first to occur of (i) the sale of the house securing such term loan and the (ii) maturity date.

As part of the borrowing arrangements, the Company is required to pay a commitment fee of 3/8 of one percent of the average daily amount of the unused portion of the credit facility.

The agreement provides for the issuance of letters of credit by the bank on the Company's behalf.

The current agreement expires on May 31, 1998. Management expects the commitment to be extended by an amendment at that time.

NOTE D--LONG-TERM OBLIGATIONS

Long-term obligations consist of the following at December 31:

                                                                                            1997          1996
                                                                                        ------------  ------------
Notes payable
Non-interest bearing note payable, due based on the Company's proportionate share of cash available for distribution as defined in a related partnership agreement, due
  upon demand                                                                           $     10,600  $     10,600
Capitalized lease obligations
Amounts due under capitalized lease obligations, payable in monthly installments
  through 2001, collateralized by certain equipment                                        2,029,100     2,095,000
                                                                                        ------------  ------------
                                                                                           2,039,700     2,105,600
Less current maturities                                                                     (511,900)     (373,200)
                                                                                        ------------  ------------
Total long-term obligations                                                             $  1,527,800  $  1,732,400
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                        Questech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995

NOTE D--LONG-TERM OBLIGATIONS--Continued

The following is a schedule of future minimum lease payments under capitalized lease obligations together with the present value of the net minimum lease payments:


Year ending December 31,
------------------------

            1998                                   $    670,400
            1999                                        613,600
            2000                                        603,300
            2001                                        484,800
            2002                                         29,900
                                                   ------------
    Total minimum lease payments                   $  2,402,000
    Less amount representing interest
      and taxes                                        (372,900)
                                                   ------------

    Present value of minimum lease payments        $  2,029,100
                                                   ------------
                                                   ------------
    Current portion                                $    511,900
    Noncurrent portion                                1,517,200
                                                   ------------
    Capitalized lease obligations                  $  2,029,100
                                                   ------------
                                                   ------------

During 1996, the Company refinanced certain construction in progress in its Newport News manufacturing plant under a sale/leaseback arrangement. The machines were sold for a sum amount in excess of $2 million. The transaction was accounted for as lease financing, wherein the property remains on the books subject to depreciation. A financing obligation representing the proceeds was recorded and is reduced based on payments under the lease.

                        QuesTech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1997, 1996 and 1995

NOTE E--INCOME TAXES

    A reconciliation of the effective tax rate and the Federal statutory income tax rate applied to pretax income follows:

                                                                                              1997       1996       1995
                                                                                            ---------  ---------  ---------
Statutory Federal income tax rate                                                             34.0%       34.0%     34.0%
State income taxes, net of Federal
income tax benefit                                                                              .4         1.0       4.0
Amortization of goodwill                                                                       5.0         5.2       5.8
Other                                                                                          (.9)       (3.3)     (0.9)
Depreciation                                                                                    --       (13.0)      --
Investment in a foreign subsidiary                                                              --        (5.4)      --
                                                                                            ---------  ---------  ---------
   Effective income tax rate                                                                  38.5%       18.5%     42.9%
                                                                                            ---------  ---------  ---------
                                                                                            ---------  ---------  ---------


    Income tax expense consists of the following for the year ended
December 31,

                                                                              1997          1996         1995
                                                                          ------------   -----------  -----------
Current                                                                   $   (201,900)  $  432,700   $   586,000
Deferred                                                                       606,500     (246,500)     (195,700)
                                                                          ------------   -----------  -----------
   Income tax expense                                                     $    404,600   $  186,200   $   390,300
                                                                          ------------   -----------  -----------
                                                                          ------------   -----------  -----------

    The tax effect of significant temporary differences that gave rise to deferred income taxes as of December 31, 1997:

                                                                                        DEFERRED TAX  DEFERRED TAX
                                                                                           ASSET       LIABILITY
                                                                                        ------------  ------------
Depreciation and Amortization                                                           $            $     37,600
Retentions                                                                                                537,200
Reserves against accounts
receivables                                                                                 243,600
Deferred post-employment benefit                                                            974,300
Deferred postretirement benefits                                                            694,400
Accrued vacation                                                                            409,200
Miscellaneous                                                                               124,700
                                                                                        ------------  ------------
   Subtotal                                                                               2,446,200       574,800
Valuation allowance                                                                        (262,000)        --
                                                                                        ------------  ------------
   Deferred Tax                                                                          $2,184,200    $  574,800
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    Based on an analysis of future operating income for the purpose of realizing deferred tax assets, management believes that its net deferred tax asset will be recoverable in future returns and that its valuation allowance requires no further adjustment.

    The Company's federal income tax return for 1995 is currently being examined by the Internal Revenue Service. Management does not believe that this or subsequent audits will have a material effect on the Company's financial statements.

NOTE F--EMPLOYEE BENEFIT PLANS

1. PROFIT-SHARING AND PENSION PLAN

    The Company has a profit-sharing plan pursuant to Section 401 of the Internal Revenue Code, whereby participants may contribute up to 20% of their compensation. Under the plan, the Company may make two types of

                        QuesTech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1997, 1996 and 1995

NOTE F--EMPLOYEE BENEFIT PLANS (CONTINUED)

contributions subject to the discretion of the Board of Directors: (1) Employer matching contributions and (2) Profit-Sharing contributions. In order to share in either contribution, an employee must complete 1,000 hours of service during the Plan Year when the contribution is made. Generally, contributions vest in the employees' accounts based on their length of service.

    During 1997, the employer contribution to the 401k plan was $221,500 compared to $103,700 for 1996. No employer contribution was made by the Company during 1995.

2. DISCRETIONARY BONUS PLAN

    Under the Officers and Managers Discretionary Bonus Plan for QuesTech and subordinate units ("the Bonus Plan"), officers and managers of the Company and its subsidiaries are selected by management for participation in the Bonus Plan. Bonuses are apportioned as a percentage of the recipient's salary and are based upon the Company's overall performance and upon the performance of the business unit to which the recipient is assigned, subject to review and approval by the Chief Executive Officer and/or Chief Operating Officer and the Board of Directors.

    Amounts charged to expense under this plan were $98,000, $452,200 and $393,500 at December 31, 1997, 1996 and 1995, respectively.

3. POSTRETIREMENT BENEFITS

    The Company has three separate postretirement benefit plans which fall within the purview of SFAS 106: the Group Health Plan, the Executive Life Insurance Plan, and the Deferred Compensation Plan.

                        QuesTech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1997, 1996 and 1995

NOTE F--EMPLOYEE BENEFIT PLANS (CONTINUED)


a. Group Health Plan

    The Group Health Plan extends medical and dental benefit coverage to employees, who upon retirement at the age of 65, have completed 20 years of full-time employment with the Company, or retire with an individual employment agreement which specifically grants coverage approved by the insurance carrier of the subject group health policy. The Plan is contributory and contains cost-saving features, such as deductibles and coinsurance. The accumulated postretirement benefit obligation (APBO) represents the present value of insurance claims expected to be presented by eligible employees during their retirement years, based on the net premiums paid by the Company on behalf of active employees.

    For measurement purposes, the annual health care cost trend for 1997 benefits was 8%, grading down to 5% over four years. The 1% increase in health care cost trend was 9% in 1997, grading down to 6% over four years. During 1995, a 10% medical inflation rate was assumed, grading down to 5% over six years. The measurement of the APBO for 1997 and 1996 was based on an assumed discount rate of 7.5%.

b. Executive Life Insurance

    The Company maintains life insurance policies, covering certain of its officers, both former and active, through their lifetime, in accordance with their respective employment agreements. The cost of the insurees' premiums is treated as compensation expense.

c. Officers and Managers Deferred Compensation Plan (DEF COM)

    DEF COM allows eligible employee participants to defer current compensation and provides supplemental postretirement benefits along with certain specified death benefits to the participants' beneficiaries. Postretirement benefits under DEF COM are payable upon the participant's termination of employment (including retirement), and are paid in equal installments over a period equal to the length of time the employee deferred compensation, but no longer than ten years. Termination or retirement benefits are based

                        QuesTech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1997, 1996 and 1995

NOTE F--EMPLOYEE BENEFIT PLANS (CONTINUED)

upon the employee's actual deferrals plus interest credited annually, as set by the Administrator. Supplemental death benefits are payable in some cases over a period of ten years provided death occurs while the employee participant is actively employed with the Company.

    The Company invests the amounts deferred by employees in life insurance policies. Since DEF COM is a defined contribution plan, the accumulated postretirement benefit obligation as of the transition date has been based on the actual balances in each participant's account, which consists of contributions and accrued interest.

    The following tables present the funded status of the Company's benefit plans and the 1997 periodic expense:

                                       GROUP        EXECUTIVE      DEFERRED
                                       HEALTH         LIFE          COMP.
                                        PLAN        INSURANCE        PLAN           1997
                                      ----------    ------------  -------------  -------------
Accumulated Postretirement
Benefit Obligation:

  Retirees                            $ (283,100)   $ (295,400)   $   (923,500)  $ (1,502,000)
  Fully eligible active
   plan participants                     (65,200)       --            --              (65,200)
 Other Active Plan
   participants                         (107,200)       --          (1,970,900)    (2,078,100)
                                      -----------   -----------   -------------  --------------
    Total                               (455,500)     (295,400)     (2,894,400)    (3,645,300)
Fair Value of Plan
  Assets                                  --            --              --              --
                                      -----------   -----------   -------------  --------------
APBO in excess of
  plan assets:                          (455,500)     (295,400)     (2,894,400)    (3,645,300)
Unrecognized
  net gain/
  (loss)                                (199,100)       (4,900)        259,900         55,900
Unrecognized
  Transition
Obligation                               441,000       198,500       1,122,500      1,762,000
                                      ------------  -------------  -------------  --------------
 Accrued postretirement
  benefit cost in
  the balance sheet                   $ (213,600)   $ (101,800)    $ (1,512,000)  $  (1,827,400)
                                      ------------  -------------  -------------  --------------
                                      ------------  -------------  -------------  --------------

                        QuesTech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1997, 1996 and 1995


                                                        GROUP        EXECUTIVE       DEFERRED
                                                        HEALTH         LIFE           COMP.
                                                         PLAN        INSURANCE         PLAN            1997
                                                     ------------  -------------  --------------  --------------
Reconciliation of accrued
 postretirement
 benefit cost:

Accrued postretirement
 benefit cost, at January 1, 1997                    $  (174,300)  $   (85,500)  $  (1,251,900)  $  (1,511,700)
Net periodic cost                                        (60,000)      (32,500)       (473,600)       (566,100)
Benefit payments                                          20,700        16,200         213,500         250,400
                                                     ------------  -------------  --------------  --------------
Accrued postretirement benefit cost at
 December 31, 1997                                   $  (213,600)  $   (101,800)  $ (1,512,000)  $  (1,827,400)
                                                     ------------  -------------  --------------  --------------
                                                     ------------  -------------  --------------  --------------
Current portion                                          (20,700)      ( 16,200)      (213,500)       (250,400)
Long-term portion                                       (192,900)      ( 85,600)    (1,298,500)     (1,577,000)
                                                     ------------  -------------  --------------  --------------
                                                        (213,600)      (101,800)    (1,512,000)     (1,827,400)
                                                     ------------  -------------  --------------  --------------
                                                     ------------  -------------  --------------  --------------

                        QuesTech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1997, 1996 and 1995

NOTE F--EMPLOYEE BENEFIT PLANS (CONTINUED)



    The following tables present the funded status of the Company's benefit plans and the 1996 periodic expense:

                                                        GROUP       EXECUTIVE       DEFERRED
                                                        HEALTH         LIFE          COMP.
                                                         PLAN       INSURANCE         PLAN            1996
                                                     ------------  ------------  --------------  --------------
Accumulated Postretirement
 Benefit Obligation:
  Retirees                                           $  (314,400)  $  (298,800)  $    (987,800)  $  (1,601,000)
  Fully eligible active plan participants                (13,200)       --             --              (13,200)
 Other Active Plan participants                         (139,700)       --          (1,761,900)     (1,901,600)
                                                     ------------  ------------  --------------  --------------
    Total                                               (467,300)     (298,800)     (2,749,700)     (3,515,800)
Fair Value of Plan Assets                                  --            --             --              --
                                                     ------------  ------------  --------------  --------------
APBO in excess of plan assets:                          (467,300)     (298,800)     (2,749,700)     (3,515,800)
Unrecognized net gain/ /loss)                           (177,400)        1,500         300,000         124,100
Unrecognized Transition Obligation                       470,400       211,800       1,197,800       1,880,000
                                                     ------------  ------------  --------------  --------------
 Accrued postretirement benefit
  cost in the balance sheet                          $  (174,300)  $   (85,500)  $  (1,251,900)  $  (1,511,700)
                                                     ------------  ------------  --------------  --------------
                                                     ------------  ------------  --------------  --------------

                        QuesTech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1997, 1996 and 1995

NOTE F--EMPLOYEE BENEFIT PLANS (CONTINUED)



                                                         GROUP       EXECUTIVE      DEFERRED
                                                         HEALTH        LIFE          COMP.
                                                          PLAN       INSURANCE        PLAN            1996
                                                      ------------  -----------  --------------  --------------
Reconciliation of accrued postretirement
  benefit cost:
Accrued postretirement benefit cost,
 at January 1, 1996                                   $  (126,300)  $  (66,400)  $  (1,204,200)  $  (1,396,900)
Net periodic cost                                         (64,000)     (35,200)       (491,600)       (590,800)
Benefit payments                                           16,000       16,100         443,900         476,000
                                                      ------------  -----------  --------------  --------------
Accrued postretirement benefit cost
 at December 31, 1996                                 $  (174,300)  $  (85,500)  $  (1,251,900)  $  (1,511,700)
                                                      ------------  -----------  --------------  --------------
                                                      ------------  -----------  --------------  --------------

                        QuesTech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1997, 1996 and 1995

NOTE F--EMPLOYEE BENEFIT PLANS (CONTINUED)

    The following tables represent the net periodic postretirement benefit cost components for 1997, 1996 and 1995:

                                          GROUP      EXECUTIVE    DEFERRED
                                          HEALTH       LIFE         COMP.
                                           PLAN      INSURANCE      PLAN        1997
                                        ----------  -----------  ----------  -----------
Service cost                            $ 10,100     $   1,300   $  265,000  $  276,400
Interest cost                             30,400        18,000      130,800     179,200
Amortization -transition obliga.          29,400        13,200       75,300     117,900
Amortization--gain or loss                (9,900)        --           2,500      (7,400)
                                        ----------  -----------  -----------   -----------
Net periodic post-retirement
  benefit cost                           $60,000     $   32,500  $  473,600  $  566,100
                                        ----------  -----------  -----------   ----------
                                        ----------  -----------  -----------   ----------
Impact of One Percent
 Increase in Medical
 Trend Rate:
  Aggregate impact on
   1997 service cost and
   interest cost                         $ 2,500
                                         ---------
                                         ---------

                        QuesTech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1997, 1996 and 1995

NOTE F--EMPLOYEE BENEFIT PLANS (CONTINUED)



                                          GROUP       EXECUTIVE    DEFERRED
                                         HEALTH         LIFE        COMP.
                                          PLAN        INSURANCE      PLAN        1996
                                        -----------  -----------  ----------  ----------
Service cost                            $  10,400    $    4,300   $  287,800  $  302,500
Interest cost                              31,800        17,700      127,100     176,600
Amortization --
 transition obliga.                        29,400        13,200       75,300     117,900
Amortization--gain or loss                 (7,600)           --        1,400     (6,200)
                                        -----------  -----------  ----------  ----------
Net periodic post-retirement
  benefit cost                          $  64,000     $  35,200   $  491,600  $  590,800
                                        -----------  -----------  ----------  ----------
                                        -----------  -----------  ----------  ----------
Impact of One Percent
 Increase in Medical Trend Rate:
  Aggregate impact on
   1996 service cost and
   interest cost                        $   2,100
                                        -----------
                                        -----------



                        QuesTech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1997, 1996 and 1995

NOTE F--EMPLOYEE BENEFIT PLANS (CONTINUED)


                                 GROUP        EXECUTIVE    DEFERRED
                                 HEALTH         LIFE        COMP.
                                  PLAN        INSURANCE     PLAN        1995
                               -----------  -----------    ----------  ----------
  Service cost                   $  9,200      $  4,000    $  236,800  $  250,000
  Interest cost                    33,900        17,200       106,400     157,500
  Amortization--transition
   obliga                          29,400        13,200        75,300     117,900
  Amortization--gain or
   loss                            (6,000)          --          2,100      (3,900)
                               -----------   -----------   ----------  ----------
  Net periodic post-retirement
  benefit cost                   $ 66,500       $34,400     $ 420,600  $  521,500
                               -----------   -----------   ----------  ----------
                               -----------   -----------   ----------  ----------
Impact of One Percent
Increase in Medical Trend
  Rate:
Aggregate impact on
1995 service cost and
interest cost                    $  3,300
                                ----------
                                ----------


4.                            Stock Employee Compensation Trust

On February 1, 1994, the Company established a Stock Employee Compensation Trust ("SECT") and financed the SECT's repurchase of 221,792 shares of common stock owned by two of the Company's former founders.The Company's loan to the SECT will be paid down from time to time as the employees exercise and pay for their options under the Company's Incentive Stock Option Plan.At December 31, 1997 and 1996, there were 176,131 unallocated and uncommitted shares held by the SECT.

                        Questech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995

NOTE G--OTHER LONG-TERM OBLIGATIONS

Amounts due to certain founders (no longer affiliated with the Company), under a Confidential Settlement Agreement, are included in Other Long-Term Obligations. Payments under the agreements will continue until 2004. During 1995, the Company entered into a similar agreement with another former founder. Amounts under the latter agreement payable through 2006 are included in Other Long-Term Obligations as well. The cost of the latter agreement was included in Other Expense in the 1995 financial statements.

NOTE H--COMMITMENTS AND CONTINGENCIES

1. FUTURE MINIMUM RENTAL COMMITMENTS

The following is a schedule by years of the approximate future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms of one year or more as of December 31, 1996:

    Year Ending December 31,
    ------------------------

                   1997                              1,809,100
                   1998                              1,723,200
                   1999                              1,034,400
                   2000                                884,800
                   2001                                607,200
                                                    ----------
         Future minimum rental payments             $6,058,700
                                                    ==========

Net rent expense under operating leases amounted to approximately $2,053,400, $1,744,000, and $1,739,900 for the years ended December 31, 1997, 1996 and
1995, respectively, after being reduced by rental income which was not material during the last three years.

                        Questech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995


NOTE H--COMMITMENTS AND CONTINGENCIES - Continued

2. EMPLOYMENT AGREEMENTS

The Company has employment agreements with two executive officers which stipulate salary continuation for a period of five years and two years, as a result of voluntary or involuntary termination, regardless of the change in control of the Company. The cost of accrued interest and the present value of compensation changes for these agreements aggregated ($115,353 and $106,700) during 1997 and 1996, respectively. None of these costs will be paid until the subject officers change their employment status with the Company.

NOTE I--STOCK OPTIONS

The Company accounts for its incentive stock options under APB No. 5. The Company has two incentive stock option plans--1994 and 1996. The 1994 and 1996 Stock Option Plans authorize the grant of up to 200,000 and 268,132 shares of the Company's common stock, respectively. These options which have five-year terms vest at a rate of 20% per year from the date of grant. The option price of all options granted to date represents the fair market value of the Company's common stock at the date of grant. Options to purchase 10,000 and 72,882 shares are available for future grants under the 1994 and 1996 Plans, respectively.

Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS 123, the Company's net income and earnings per share would have been:

                                 1997        1996        1995
                                 ----        ----        ----

Net Income      As reported  $  645,900  $  818,300  $  520,100
                Pro forma       527,100     705,600     419,000

Basic EPS       As reported        0.45        0.59        0.39
                Pro forma          0.37        0.48        0.28

Diluted EPS     As reported        0.42        0.54        0.34
                Pro forma          0.36        0.48        0.28

                        Questech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995


NOTE I -- STOCK OPTIONS - Continued

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995: expected volatility of 67%, 71% and 71%, respectively; risk free interest rate of 6%; and expected lives of four years. The pro forma effect on net income for 1997, 1996 or 1995 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

A summary of the status of the Company's Incentive Stock Option Plans as of December 31, 1997, 1996 and 1995, and changes during the years ending on those dates is presented below.

                                                1997                  1996                  1995
                                              WEIGHTED              WEIGHTED              WEIGHTED
                                              AVERAGE               AVERAGE               AVERAGE
                                              EXERCISE              EXERCISE              EXERCISE
                                        --------------------  --------------------  --------------------
                                         SHARES      PRICE     SHARES      PRICE     SHARES      PRICE
                                        ---------  ---------  ---------  ---------  ---------  ---------
Outstanding at beginning of year          220,200  $    4.63    277,500  $    3.88     96,500  $    1.82

Granted                                   175,500       6.99     44,000       6.90    219,000       4.41

Exercised                                  (7,600)      4.00    (71,100)      2.21    (31,400)      1.75

Forfeited                                 (13,800)      6.36    (30,200)      6.73     (6,600)      2.28

Outstanding at year-end                   374,300       5.68    220,200       4.63    227,500       4.41

Options exercisable at year end            83,400       4.50     25,000       4.10     58,500       1.82

Weighted-average fair value of
  options granted during the year                       3.85                  4.13                  2.57

                        Questech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995


NOTE I -- STOCK OPTIONS - Continued

The following information applies to options outstanding at December 31, 1997:

      Number outstanding                               374,300
      Range of exercise prices                     $4.00 to $7.70
      Weighted-average exercise price                   $5.68
      Weighted-average remaining contractual life        3.61

The Company has also provided for the grant of non-qualified stock options to the Company's non-employee directors. These options were granted to purchase 15,000 during 1996 at the stock's then fair market value, which was $7.25. Of these options, 15,000 shares were outstanding at December 31, 1997.

                        Questech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995


NOTE J--FINANCIAL INFORMATION FOR BUSINESS SEGMENTS

The Company derived substantially all of its revenues under contracts with agencies of the United States Government, either as a prime contractor or as a subcontractor.

Currently, the Company operates in two industry segments: government contracting and commercial (plastic container manufacturing). Performance under government contracts includes scientific, engineering, and program management services, primarily in the defense and intelligence arenas. Sales provided by the commercial segment during 1997 were for reimbursable costs under a small government contract and for pre-production costs reimbursable under a contract with a Fortune 100 company.

Operating Profit/Loss is income from operations before general corporate expense. General corporate expense consists primarily of headquarters administrative costs and provisions for reserves and other allowances.

Identifiable assets by industry segment are those assets that are used in the Company's operations in each industry segment. Corporate assets are principally cash and cash equivalents, the deferred income tax asset, certain fixed assets and leasehold improvements in the corporate office, patents, and cash values of corporate-owned life insurance policies. Assets in the commercial segment consist primarily of plant equipment and construction in progress.

                        Questech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995


NOTE J--FINANCIAL INFORMATION FOR BUSINESS SEGMENTS (CONTINUED)

A summary of the Company's operations by industry segment follows:

                                  GOVERNMENT
1997                               CONTRACTS    COMMERCIAL    CORPORATE    CONSOLIDATED
----                              -----------   -----------   -----------   -----------
Operating revenues                $77,789,400   $   686,700   $        --   $78,476,100
                                  -----------   -----------   -----------   -----------
                                  -----------   -----------   -----------   -----------
Operating Profit/loss             $ 5,603,500      (823,000)  $(3,010,200)  $ 1,770,300

Other income/expense                       --            --            --            --
Interest                                   --            --      (719,800)     (719,800)
                                  -----------   -----------   -----------   -----------
Earnings/loss before income
  taxes                           $ 5,603,500      (823,000)  ($3,730,000)  $ 1,050,500
                                  -----------   -----------   -----------   -----------
                                  -----------   -----------   -----------   -----------

Identifiable assets               $17,263,600   $ 3,704,100   $ 3,001,100   $23,968,800
                                  -----------   -----------   -----------   -----------
                                  -----------   -----------   -----------   -----------

Depreciation and amortization of
  property, plant and equipment   $   392,200   $   182,800   $   430,800   $ 1,005,800

Amortization of goodwill and
  other intangibles               $   143,800   $        --   $    27,300   $   171,100

Capital Expenditures              $   592,700   $        --   $   908,900   $ 1,501,600

                                  GOVERNMENT
1996                               CONTRACTS    COMMERCIAL    CORPORATE    CONSOLIDATED
----                              -----------   -----------   -----------   -----------
Operating revenues                $71,693,000   $   677,100   $        --   $72,370,100
                                  -----------   -----------   -----------   -----------
                                  -----------   -----------   -----------   -----------

Operating Profit/loss             $ 6,290,500   $(1,813,900)  $(2,893,800)  $ 1,582,800

Other income/expense                       --            --            --            --
Interest                                   --            --      (578,300)     (578,300)
                                  -----------   -----------   -----------   -----------
Earnings/loss before income
  taxes                           $ 6,290,500   $(1,813,900)  $(3,472,100)  $ 1,004,500
                                  -----------   -----------   -----------   -----------
                                  -----------   -----------   -----------   -----------

Identifiable assets               $12,236,700   $ 3,586,700   $ 4,794,700   $20,618,100
                                  -----------   -----------   -----------   -----------
                                  -----------   -----------   -----------   -----------

                        Questech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995


NOTE J--FINANCIAL INFORMATION FOR BUSINESS SEGMENTS - Continued



Depreciation and
  amortization of property,
  plant and equipment             $   371,400   $   183,000   $   200,000   $   754,400

Amortization of goodwill and
  other intangibles               $   154,500   $        --   $    32,000   $   186,500

Capital Expenditures              $   470,100   $ 2,615,100   $   730,300   $ 3,815,500


                                  GOVERNMENT
1995                               CONTRACTS    COMMERCIAL    CORPORATE    CONSOLIDATED
----                              -----------   -----------   -----------   -----------
Operating revenues                $57,902,600   $    48,600   $        --   $57,951,200
                                  -----------   -----------   -----------   -----------
                                  -----------   -----------   -----------   -----------
Operating Profit/loss             $ 6,309,100   $(1,176,100)  $(3,104,700)  $ 2,028,300
Other income/expense                       --            --      (722,100)     (722,100)
Interest                                   --            --      (395,800)     (395,800)
                                  -----------   -----------   -----------   -----------
Earnings/loss before income
  taxes                           $ 6,309,100   $(1,176,100)  $(4,222,600)  $   910,400
                                  -----------   -----------   -----------   -----------
                                  -----------   -----------   -----------   -----------

Identifiable assets               $11,389,500   $ 1,135,400   $ 3,898,800   $16,423,700
                                  -----------   -----------   -----------   -----------
                                  -----------   -----------   -----------   -----------
Depreciation and
  amortization of property,
  plant and equipment             $   250,700   $    57,500   $   199,100   $   507,300

Amortization of goodwill and
  other intangibles               $   154,500   $        --   $    15,500   $   170,000

Capital Expenditures              $   339,200   $ 1,212,800   $   467,900   $ 2,019,900


                            SUPPLEMENTAL INFORMATION

                      QuesTech, Inc. and Subsidiaries

               SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                Years ended December 31, 1997, 1996 and 1995

                                               1997             1996             1995
                                           ------------     ------------     ------------
Reserve for unrecovered contract costs
  and doubtful accounts

Balance at Beginning of Period             $  2,112,800     $  2,053,100     $  1,853,300
Additions:
  Charged to Costs and Expenses                      --           59,700          185,000
  Charged to Other Accounts                          --               --           17,600
Deductions:                                    (628,500)              --           (2,800)
                                           ------------     ------------     ------------
     Balance at End of Period              $  1,484,300     $  2,112,800     $  2,053,100
                                           ------------     ------------     ------------
                                           ------------     ------------     ------------
        Current                            $  1,484,300(1)  $  2,112,800(1)  $  2,053,100(1)
                                           ------------     ------------     ------------
                                           ------------     ------------     ------------
        Non-current                        $         --     $         --     $         --
                                           ------------     ------------     ------------
                                           ------------     ------------     ------------

Valuation allowance for deferred
  tax asset
  Balance at Beginning of Period           $    262,000     $    148,000     $    148,000

  Additions:
    Charged to Income Tax Expense                    --          114,000               --
    Charged to Other Accounts                        --               --               --
  Deductions:
      Balance at End of Period             $    262,000     $    262,000     $    148,000
                                           ------------     ------------     ------------
                                           ------------     ------------     ------------
      Current                              $         --     $         --     $         --
                                           ------------     ------------     ------------
                                           ------------     ------------     ------------
      Non-current                          $    262,000     $    262,000     $    148,000(2)
                                           ------------     ------------     ------------
                                           ------------     ------------     ------------

(1) Included in accounts receivable--trade.

(2) Included in deferred tax asset--long-term.